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FORM 5                                                 OMB APPROVAL
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[ ] Check this box if no longer            OMB Number                  3235-0362
    subject to Section 16. Form 4          Expires:            December 31, 2001
    or Form 5 obligations may continue.    Estimated average burden
    See Instruction 1(b).                   hours per response.............. 1.0
[ ] Form 3 Holdings Reported               -------------------------------------
[ ] Form 4 Transactions Reported

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940
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1.  Name and Address of Reporting Person*

    Loftin         Nancy         C.
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    (Last)         (First)       (Middle)

    400 N. 5th Street
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    (Street)

    Phoenix       AZ              85004
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    (City         (State)         (Zip)
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2.  Issuer Name and Ticker or Trading Symbol

    Pinnacle West Capital Corporation (PNW)
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3.  I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


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4.  Statement for Month/Year

    12/31/00
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5.  If Amendment, Date of Original
    (Month/Year)

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6.  Relationship of Reporting Person(s) to Issuer
    (Check all applicable)

    [ ] Director                          [ ] 10% Owner
    [X] Officer (give title below)        [ ] Other (specify below)

    Vice President & General Counsel
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7.  Individual or Joint/Group Filing (Check Applicable Line)
    [X] Form filed by One Reporting Person
    [ ] Form filed by More than One Reporting Person
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

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                    TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
1.Title of Security  2.Trans-  3.Trans-   4.Securities Acquired (A)   5.Amount of        6.Owner-    7.Nature of
  (Instr. 3)           action    action     or Disposed of (D)          Securities Ben-    ship        Indirect
                       Date      Code       (Instr. 3, 4 and 5)         eficially Owned    Form: Di-   Beneficial
                       (Month/   (Instr.8)  ------------------------    at end of          rect (D)    Ownership
                       Day/                           (A) or            Issuer's Fiscal    or Indi-    (Instr. 4)
                       Year)                Amount    (D)      Price    Year (Instr. 3     rect (I)
                                                                        and 4)             (Instr. 4)
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Common Stock          11/15/00       A      1,800      A      $44.03                           D
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Common Stock          12/18/00       F      1,100      D**    $45.53       19,782              D
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Common Stock                                                             1,919.51              I       By 401(k)
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* If the form is filed by more than one reporting person, see Instruction
4(b)(v).
** The minimum amount of shares were withheld solely for the purpose of meeting tax withholding requirements. Ms. Loftin retained all other shares received upon the noted lapse of restrictions.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
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          Table II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                 (e.g., puts, calls, warrants, options, convertible securities)
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1.Title of Derivative    2.Conver-    3.Trans-   4.Transac-  5.Number of Derivative    6.Date Exercis-
  Security (Instr. 3)      sion or      action     tion        Securities Acquired       able and Expi-
                           Exercise     Date       Code        (A) or Disposed of        ration Date
                           Price of     (Month/    (Instr.8)   (D) (Instr. 3,4, and 5)   (Month/Day/Year)
                           Derivative   Day/Year)               -------------------    --------------------
                           Security                              (A)           (D)      Date        Expira-
                                                                                        Exer-       tion
                                                                                        cisable     Date
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Employee Stock Option
(Right to Buy)             $44.03       11/15/00   A            9,000                     (1)       11/14/10
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7.Title and Amount of       8. Price            9. Number           10. Ownership         11. Nature
  Underlying Securities        of Derivative       of Derivative        of Derivative         of Indirect
  (Instr. 3 and 4)             Security            Securities           Security:             Beneficial
 ----------------------        (Instr. 5)          Beneficially         Direct                Ownership
              Amount or                            Owned at             (D) or Indirect       (Instr.4)
              Number of                            End of Year          (I)(Instr.4)
 Title        Shares                               Year(Instr.4)
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Common Stock  9,000                                9,000                      D
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
Explanation of Responses:
(1) The option becomes exercisable 1/3 of the grant per year commencing
    11-15-01.


                                  Nancy C. Loftin                   2/14/01
                           -------------------------------     -----------------
                                  Nancy C. Loftin                    Date
                           **Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.